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                                                                      EXHIBIT 21


Subsidiaries of the Company

     Metcare Health Plans, Inc.
     Metcare MIS, Inc.
     Metcare Pharmacy Group, Inc.
     MetCare VIII, Inc.
     MetCare IV, Inc.
     MetCare X, Inc.
     MetCare of Florida, Inc.
     MetCare Rx, (FL) Inc.
     Metlabs, Inc.
     Ben-Tal Pharmacy Services, Inc.
     R&K Pharmacy Services, Inc.
     Metcare Rx, (MD) Inc.